Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of ETFis Series Trust I of our reports dated December 20, 2018, relating to the financial statements and financial highlights, which appear in the InfraCap REIT Preferred ETF, Virtus Cumberland Municipal Bond ETF, Virtus Glovista Emerging Markets ETF, Virtus InfraCap U.S. Preferred Stock ETF, Virtus LifeSci Biotech Clinical Trials ETF, Virtus LifeSci Biotech Products ETF, Virtus Newfleet Multi-Sector Bond ETF, Virtus WMC Global Factor Opportunities ETF and InfraCap MLP ETF Annual Reports on Form N-CSR for the periods ended October 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2019